Exhibit 5.1
Sheppard, Mullin, Richter & Hampton LLP
321 N Clark St 32nd Floor
Chicago, Illinois 60654
312.499.6300 main
312.499.6301 fax
www.sheppardmullin.com
March 13, 2024

LKQ Corporation
500 West Madison Street, Suite 2800
Chicago, Illinois 60661

Ladies and Gentlemen:

We have acted as special counsel for LKQ Dutch Bond B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (“LKQ Finance”), LKQ Corporation, a Delaware corporation (“LKQ Corp”), and the subsidiaries of LKQ Corp listed on Schedule A hereto (the “Subsidiary Guarantors”) in connection with the issuance and sale by LKQ Finance of €750,000,000 aggregate principal amount of its 4.125% Notes due 2031 (the “Notes”) pursuant to that certain Underwriting Agreement dated as of February 28, 2024 (the “Underwriting Agreement”) among LKQ Finance, as Issuer, LKQ Corp, as a guarantor, the Subsidiary Guarantors listed therein, BofA Securities Europe S.A., HSBC Continental Europe and Wells Fargo Securities Europe S.A. and the several other underwriters named therein. The Notes are governed by that certain Indenture, dated as of March 13, 2024 (the “Base Indenture”), among LKQ Finance, as Issuer, LKQ Corp, as a guarantor, the Subsidiary Guarantors, U.S. Bank Trust Company, National Association, as trustee, registrar and transfer agent (the “Trustee”), and Elavon Financial Services DAC, as paying agent (the “Paying Agent”), as supplemented by that certain Supplemental Indenture, dated as of March 13, 2024 (the “Supplemental Indenture”), among LKQ Finance, LKQ Corp, the Subsidiary Guarantors, the Trustee, and the Paying Agent. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K of the Securities Act.

In connection with this opinion letter, we have reviewed and relied upon the Registration Statement, the Base Indenture, the Supplemental Indenture, LKQ Corp’s Restated Certificate of Incorporation, dated July 24, 2014, in effect on the date hereof (the “Certificate”), LKQ Corp’s Amended and Restated Bylaws as of May 7, 2019, in effect on the date hereof (the “Bylaws” and together with the Certificate, the “Charter Documents”), the proceedings taken by LKQ Corp, LKQ Finance, and the Subsidiary Guarantors with respect to the authorization of the Base Indenture, the Supplemental Indenture, the Notes, and the guarantees of the Notes by LKQ Corp and the Subsidiary Guarantors (the “Guarantees”), pursuant to resolutions adopted by the board of directors (or comparable governing body) of LKQ Corp, LKQ Finance, and the Subsidiary Guarantors, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion letter. We have also obtained from public officials and officers of LKQ Corp, LKQ Finance, and the Subsidiary Guarantors certificates or comparable documents as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In our examination of the documents referred to herein and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than LKQ Corp, LKQ Finance, and the Subsidiary Guarantors); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of LKQ Finance, LKQ Corp, the Subsidiary Guarantors and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been nor will there be any change in the good standing status of LKQ Finance, LKQ Corp, the Subsidiary Guarantors from that reported in the certificates referred to above; and (ix) that each of the officers and directors of the LKQ Finance, LKQ Corp, and the Subsidiary Guarantors has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon

March 13, 2024

representations and certificates or comparable documents of officers and representatives of LKQ Finance, LKQ Corp, and the Subsidiary Guarantors. Our knowledge of LKQ Corp, LKQ Finance, and the Subsidiary Guarantors and their respective legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent LKQ Finance, LKQ Corp, or the Subsidiary Guarantors with respect to all legal matters or issues. LKQ Corp, LKQ Finance, and the Subsidiary Guarantors may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel. We have assumed further that LKQ Finance and the Subsidiary Guarantors that are incorporated or formed in Oregon, Pennsylvania, and Indiana (LKQ Finance and such Subsidiary Guarantors, which are listed on Schedule B hereto, the “Specified LKQ Entities”) are validly existing and in good standing under the laws of The Netherlands, the State of Oregon, the Commonwealth of Pennsylvania, or the State of Indiana, as applicable, and that each Specified LKQ Entity has the power, authority and legal right to execute, deliver and perform the Base Indenture, the Supplemental Indenture, and the Guarantees, as applicable. With respect to all matters of Pennsylvania law, we note that you are relying on an opinion of Cozen O’Connor, which was filed as Exhibit 5.2 to the Registration Statement. With respect to all matters of Oregon law, we note that you are relying on an opinion of Stoel Rives LLP, which was filed as Exhibit 5.3 to the Registration Statement. With respect to all matters of Indiana law, we note that you are relying on an opinion of Barnes & Thornburg LLP, which was filed as Exhibit 5.4 to the Registration Statement. With respect to all matters of the laws of The Netherlands, we note that you are relying on an opinion of Baker & McKenzie Amsterdam N.V., which was filed as Exhibit 5.5 to the Registration Statement.

We have relied as to certain matters on information obtained from public officials, officers of LKQ Corp, LKQ Finance, and the Subsidiary Guarantors and other sources believed by us to be responsible.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of LKQ Finance and the Guarantees thereof by LKQ Corp and each Subsidiary Guarantor constitute valid and binding obligations of LKQ Corp and each respective Subsidiary Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Base Indenture or Supplemental Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of LKQ Finance’s, LKQ Corp’s or any Subsidiary Guarantor’s obligation.

The foregoing opinions are subject to the additional qualifications that we express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law, (ii) releases or waivers of unmatured claims or rights or (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We express no opinion as to the existence or adequacy of consideration received by LKQ Corp or any Subsidiary Guarantor for the Guarantees.

We do not express any opinion herein on any laws other than the law of the States of New York, California, Illinois, Texas, and Maryland, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K of LKQ Corp for incorporation by reference in the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to LKQ Corp, LKQ

March 13, 2024

Finance, the Subsidiary Guarantors, the Charter Documents, the Notes, the Guarantees, or the Registration Statement.

Very truly yours, /s/ Sheppard, Mullin, Richter & Hampton LLP SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

Schedule A
Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Incorporation or Formation
A&A Auto Parts Stores, Inc.	Pennsylvania
American Recycling International, Inc.	California
Assured Quality Testing Services, LLC	Delaware
Automotive Calibration & Technology Services, LLC	Delaware
DriverFx.com, Inc.	Delaware
Global Powertrain Systems, LLC	Delaware
KAIR IL, LLC	Illinois
KAO Logistics, Inc.	Pennsylvania
KAO Warehouse, Inc.	Delaware
Keystone Automotive Industries, Inc.	California
Keystone Automotive Operations, Inc.	Pennsylvania
Keystone Automotive Operations of Canada, Inc.	Delaware
KPGW Canadian Holdco, LLC	Delaware
LKQ Auto Parts of Central California, Inc.	California
LKQ Best Automotive Corp.	Delaware
LKQ Central, Inc.	Delaware
LKQ Foster Auto Parts, Inc.	Oregon
LKQ Investments, Inc.	Delaware
LKQ Lakenor Auto & Truck Salvage, Inc.	California
LKQ Midwest, Inc.	Delaware
LKQ Northeast, Inc.	Delaware
LKQ Pick Your Part Central, LLC	Delaware
LKQ Pick Your Part Midwest, LLC	Delaware
LKQ Pick Your Part Southeast, LLC	Delaware
LKQ Southeast, Inc.	Delaware
LKQ Taiwan Holding Company	Illinois
LKQ Trading Company	Delaware
North American ATK Corporation	California
Pick-Your-Part Auto Wrecking	California
Potomac German Auto, Inc.	Maryland
Redding Auto Center, Inc.	California
Warn Industries, Inc.	Delaware
Earl Owen Co.	Texas
Uni-Select USA Holdings, Inc.	Delaware
FinishMaster, Inc.	Indiana
Uni-Select USA LLC	Delaware

Schedule B
Specified LKQ Entities

Subsidiary Guarantor	Jurisdiction of Incorporation or Formation
A&A Auto Parts Stores, Inc.	Pennsylvania
KAO Logistics, Inc.	Pennsylvania
Keystone Automotive Operations, Inc.	Pennsylvania
LKQ Foster Auto Parts, Inc.	Oregon
FinishMaster, Inc.	Indiana